Exhibit 99.1

Highpower International Reports Unaudited Third Quarter, First Nine Months 2018 Financial Results

SAN DIEGO, CALIFORNIA and SHENZHEN, China, November 13, 2018 /PRNewswire/ -- Highpower International, Inc. (NASDAQ: HPJ) ("Highpower" or the "Company"), a developer, manufacturer, and marketer of lithium ion and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, today announced its financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Highlights (all results compared to prior year period)

•	Net sales for the third quarter of 2018 increased 26.8% to $90.6 million from $71.4 million. Excluding the impact of Ganzhou Highpower Technology Co., Ltd. ("GZ Highpower"), net sales increased 41.8% to $90.6 million from $63.9 million.
•	Lithium business net sales increased 39.1% to $68.6 million from $49.3 million.
•	Gross margin increased to 19.3% of net sales compared to 19.0%.
•	Net income attributable to the Company increased 21.7% to $6.1 million, or $0.39 per diluted share, compared to $5.0 million, or $0.32 per diluted share. Excluding GZ Highpower, net income attributable to the Company increased 29.4% to $6.1 million from $4.7 million.

Mr. George Pan, Chairman and CEO of Highpower International, commented, “During the third quarter of 2018, we once again achieved net sales growth that surpassed our guidance thanks to healthy growth in both our lithium ion and Ni-MH battery businesses. New and existing customers in the high-end consumer product, industrial application, and artificial intelligence product industries in particular grew our lithium ion battery business. In addition, our Ni-MH battery business benefited from increased demand generated by the trend of consumer electronics providers switching from one-time-use batteries and nickel-cadmium batteries to clean re-chargeable batteries.

“The high price of raw materials in the third quarter declined slightly quarter over quarter. We were also able to improve production efficiency and scale, which helped us maintain our gross margin from the prior year period. At the same time, we are concerned about the uncertain impacts from global trade conflicts in the near future. However, we will spare no effort to execute on our strategy of producing higher quality and safer battery products and services while managing our prices, operations, and customer expectations to minimize the impact,” Mr. Pan concluded.

Third Quarter and First Nine Months of 2018 Financial Results

Net Sales

Net sales for the third quarter of 2018 increased 26.8% to $90.6 million from $71.4 million in the prior year period. The increase was driven by sales in the Company's lithium business, which grew 39.1% to $68.6 million from $49.3 million in the prior year period. In addition, sales in the Ni-MH business grew 53.9% year over year to $22.0 million. Excluding the impact of GZ Highpower, net sales increased 41.8% to $90.6 million from $63.9 million.

Net sales increased 24.4% to $205.3 million in the first nine months ended September 30, 2018, compared to $165.0 million in the same period of 2017. Excluding the impact of GZ Highpower, net sales increased 34.3% to $205.3 million from $152.9 million.

Gross Profit

Gross profit for the third quarter of 2018 increased 29.1% to $17.5 million from $13.6 million in the prior year period. Gross margin was 19.3% and 19.0% for the third quarters of 2018 and 2017, respectively. Excluding GZ Highpower, gross margin was 19.3% compared to 19.8%.

Gross profit for the first nine months of 2018 increased 2.3% to $36.4 million from $35.6 million in the prior year period. Gross margin was 17.7% and 21.6% for the nine months ended September 30, 2018 and 2017, respectively. Excluding GZ Highpower, gross margin was 17.7% compared to 21.8%.

Operating Expenses

•	Research and development (R&D) expenses for the third quarter of 2018 increased to $3.5 million from $2.4 million in the prior year period. As a percentage of net sales, R&D expenses increased to 3.9% from 3.4% in the prior year period.

During the first nine months of 2018, research and development expenses increased to $9.7 million, or 4.7% of net sales, from $6.4 million, or 3.9% of net sales, for the prior year period.

•	Selling and distribution expenses for the third quarter of 2018 increased to $2.6 million from $1.9 million in the prior year period. As a percentage of net sales, selling and distribution expenses increased to 2.9% from 2.6% in the prior year period.

During the first nine months of 2018, selling and distribution expenses increased to $6.7 million, or, 3.3% of net sales, from $5.2 million, or 3.2% of net sales, for the nine months ended September 30, 2017.

•	General and administrative expenses for the third quarter of 2018 increased to $5.8 million from $4.0 million in the prior year period. The increase was mainly due to an increase in compensation. As a percentage of net sales, general and administrative expenses increased to 6.4% from 5.5% in the prior year period.

During the first nine months of 2018, general and administrative expenses increased to $13.8 million, or 6.7% of net sales, from $10.0 million, or 6.1% of net sales, for the nine months ended September 30, 2017.

Net Income

Net income attributable to the Company for the third quarter of 2018 increased 21.7% to $6.1 million from $5.0 million in the prior year period. Net income attributable to the Company per diluted share for the third quarter of 2018 increased to $0.39 from $0.32 in the prior year period. Excluding GZ Highpower, net income attributable to the Company increased 29.4% to $6.1 million from $4.7 million in the prior year period.

For the quarter ended September 30, 2018 and 2017, the Company's weighted average diluted shares outstanding used in computing diluted share were 15,597,257 and 15,518,764, respectively.

Net income attributable to the Company for the first nine months of 2018 decreased 35.4% to $7.7 million from $11.9 million in the prior year period. Net income attributable to the Company per diluted share for the first nine months of 2018 decreased to $0.49 from $0.77 in the prior year period. Excluding GZ Highpower, net income attributable to the Company for the first nine months of 2018 decreased 31.4% to $7.7 million from $11.2 million in the prior year period.

For the nine months ended September 30, 2018 and 2017, the Company's weighted average diluted shares outstanding used in computing diluted share were 15,600,546 and 15,563,012, respectively.

EBITDA

EBITDA for the third quarter of 2018 increased 23.0% to $9.0 million from $7.3 million in the prior year period. EBITDA for the first nine months of 2018 decreased 22.6% to $14.6 million from $18.8 million in the prior year period.

A table reconciling EBITDA, a non-GAAP financial measure, to the appropriate GAAP measure is included with the Company's financial information below.

Balance Sheet Highlights
	September 30,	December 31,
($ in millions, except per share data)	2018	2017
	(Unaudited)
	$	$
Cash	$8.0	$14.5
Total Current Assets	$193.6	$156.0
Total Assets	$263.8	$220.3

Total Current Liabilities	$192.7	$152.3
Total Liabilities	$192.7	$153.1
Total Equity	$71.1	$67.2
Total Liabilities and Equity	$263.8	$220.3
Book Value Per Share	$4.57	$4.33

Financial Outlook

For the fourth quarter of 2018, the Company expects net revenues to grow around 30% year over year, excluding the impact from GZ Highpower. Gross margin is expected to be similar to that of the third quarter of 2018. The Company will closely monitor all potential risks and uncertain impacts related to the trade conflict between the U.S. and China, raw material prices, and exchange rates.

Conference Call Details

The Company will hold a conference call on Tuesday, November 13, 2018, at 10:00 AM Eastern Time, or 11:00 PM Beijing Time, to discuss the financial results. Participants may access the call by dialing the following numbers:

United States and Canada: 877-407-3108

International: 201-493-6797

To listen to the live webcast, please go to www.highpowertech.com and click on the conference call link, or go to https://78449.themediaframe.com/dataconf/productusers/hpj/mediaframe/27472/indexl.html. This webcast will be archived and accessible through the Company's website for approximately 30 days following the call.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower's target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Use of Non-GAAP Measures

The Company has supplemented its reported GAAP (generally accepted accounting principles) financial information with non-GAAP measures. EBITDA was derived by taking earnings before interest expense (net), taxes, depreciation and amortization. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. The Company believes this non-GAAP measure is useful to investors as it provides a basis for evaluating the Company's operating results in the ordinary course of its operations. This non-GAAP measure is not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with, and not in lieu of, the corresponding GAAP measures. EBITDA is reconciled in the table below to the most directly comparable measure as reported in accordance with GAAP.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. Such forward-looking statements include the proposed transaction regarding Ganzhou Highpower, approval by Highpower’s board and Highpower’s resulting equity ownership, Highpower’s cash position and growth, production capacity, research and development efforts, strategic partnerships and business and financial expectations. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation, t inability to successfully expand our production capacity and improve production efficiency and scale; fluctuations in the cost of raw materials; risks and uncertainties related to the trade conflict between the U.S. and China; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; fluctuations in exchange rates; our ability to maintain increased margins; our dependence on the growth in demand for smart wearable devices and energy storage systems, and other digital products and the success of manufacturers of the end applications that use our battery products;; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery solutions, including our lithium ion batteries; and our ability to continue R&D development to keep up with technological changes. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sunny Pan

Chief Financial Officer

Tel: +86-755-8968-6521

Email: ir@highpowertech.com

Yuanmei Ma

Investor Relations Manager

Tel: +1-909-214-2482

Email: ir@highpowertech.com

ICR, Inc.

Rose Zu

Tel: +1-646-931-0303

Email: ir@highpowertech.com

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	September 30,	December 31,
	2018	2017
	(Unaudited)
	$	$
ASSETS
Current Assets:
Cash	7,981,782	14,502,171
Restricted cash	31,622,572	25,953,946
Accounts receivable, net	81,610,241	58,252,999
Amount due from a related party	259,995	1,165,838
Notes receivable	273,164	2,606,517
Advances to suppliers	4,487,495	6,050,531
Prepayments and other receivables	8,804,905	4,268,527
Foreign exchange derivative assets	-	236,436
Inventories	58,567,663	42,946,644

Total Current Assets	193,607,817	155,983,609

Property, plant and equipment, net	51,452,906	46,520,776
Long-term prepayments	3,778,665	3,715,445
Land use rights, net	2,444,474	2,639,631
Other assets	719,028	748,431
Deferred tax assets, net	1,260,108	750,267
Long-term investments	10,535,177	9,906,379

TOTAL ASSETS	263,798,175	220,264,538

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	69,311,491	60,368,012
Deferred government grants	472,949	309,638
Short-term loans	24,318,587	10,128,646
Non-financial institution borrowings	8,701,075	10,756,158
Notes payable	54,989,994	54,859,478
Foreign exchange derivative liabilities	480,459	-
Amount due to related parties	6,127,007	-
Other payables and accrued liabilities	24,279,551	12,243,345
Income taxes payable	3,972,006	3,609,391

Total Current Liabilities	192,653,119	152,274,668

Income taxes payable, noncurrent	-	777,685

TOTAL LIABILITIES	192,653,119	153,052,353

COMMITMENTS AND CONTINGENCIES	-	-

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	September 30,	December 31,
	2018	2017
	(Unaudited)
	$	$
EQUITY
Stockholders’ equity
Preferred stock
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and outstanding: none)	-	-
Common stock
(Par value: $0.0001, Authorized: 100,000,000 shares, 15,559,658 shares issued and outstanding at September 30, 2018 and 15,509,658 at December 31, 2017, respectively)	1,556	1,551
Additional paid-in capital	13,657,599	12,709,756
Statutory and other reserves	6,549,815	6,549,815
Retained earnings	52,190,975	44,481,568
Accumulated other comprehensive (loss) income	(1,254,889)	3,469,495

TOTAL EQUITY	71,145,056	67,212,185

TOTAL LIABILITIES AND EQUITY	263,798,175	220,264,538

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Stated in US Dollars)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Net sales	90,557,479	71,405,560	205,264,892	164,972,338
Cost of sales	(73,047,063)	(57,845,224)	(168,878,223)	(129,405,402)
Gross profit	17,510,416	13,560,336	36,386,669	35,566,936

Research and development expenses	(3,535,882)	(2,433,928)	(9,690,479)	(6,385,144)
Selling and distribution expenses	(2,625,016)	(1,859,762)	(6,721,762)	(5,220,985)
General and administrative expenses	(5,796,496)	(3,959,731)	(13,821,494)	(10,034,694)
Foreign currency transaction gain (loss)	1,925,179	(816,593)	2,581,418	(1,645,095)
Total operating expenses	(10,032,215)	(9,070,014)	(27,652,317)	(23,285,918)

Income from operations	7,478,201	4,490,322	8,734,352	12,281,018

Changes in fair value of warrant liability	-	-	-	259
Changes in fair value of foreign exchange derivative assets (liabilities)	(410,061)	(146,481)	(831,486)	(146,481)
Government grants	261,538	345,941	1,580,037	904,753
Other income (expense)	27,998	(251,166)	108,140	44,480
Equity in earnings of investees	184,803	1,087	501,123	106,412
Gain on dilution in equity method investee	-	5,071	-	496,396
Gain on sales of long-term investment	-	1,664,377	-	1,664,377
Interest (expense) income	(518,912)	57,663	(1,073,578)	(926,185)
Income before taxes	7,023,567	6,166,814	9,018,588	14,425,029

Income taxes expenses	(909,539)	(1,013,919)	(1,309,181)	(2,197,392)
Net income	6,114,028	5,152,895	7,709,407	12,227,637

Less: net income attributable to non-controlling interest	-	128,702	-	296,558
Net income attributable to the Company	6,114,028	5,024,193	7,709,407	11,931,079

Comprehensive income
Net income	6,114,028	5,152,895	7,709,407	12,227,637
Foreign currency translation (loss) gain	(3,392,724)	1,258,937	(4,724,384)	2,743,650
Comprehensive income	2,721,304	6,411,832	2,985,023	14,971,287

Less: comprehensive income attributable to non-controlling interest	-	139,461	-	317,807
Comprehensive income attributable to the Company	2,721,304	6,272,371	2,985,023	14,653,480

Earnings per share of common stock attributable to the Company
- Basic	0.39	0.33	0.50	0.78
- Diluted	0.39	0.32	0.49	0.77

Weighted average number of common stock outstanding
- Basic	15,559,658	15,369,674	15,542,076	15,270,898
- Diluted	15,597,257	15,518,764	15,600,546	15,563,012

Reconciliation of Net Income to EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Net income attributable to the Company	6,114,028	5,024,193	7,709,407	11,931,079

Interest expenses	518,912	(57,663)	1,073,578	926,185
Income taxes expenses	909,539	1,013,919	1,309,181	2,197,392
Depreciation and Amortization	1,490,646	1,362,196	4,494,518	3,792,178

EBITDA	9,033,125	7,342,645	14,586,684	18,846,834

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	Nine Months Ended September 30,
	2018	2017
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net income	7,709,407	12,227,637
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,494,518	3,792,178
(Reversal) allowance for doubtful accounts, net	(787,034)	48,866
Loss on disposal of property, plant and equipment	223,040	57,277
Deferred tax	(581,710)	153,625
Changes in fair value of foreign exchange derivative assets (liabilities)	741,786	166,387
Equity in earnings of investees	(501,123)	(106,412)
Gain on dilution in equity method investee	-	(496,396)
Gain on sales of long-term investment	-	(1,664,377)
Share based compensation	735,348	86,921
Changes in fair value of warrant liability	-	(259)
Changes in operating assets and liabilities:
Accounts receivable	(25,743,046)	(8,517,071)
Other assets	(8,097)	-
Notes receivable	2,305,455	(5,543,798)
Advances to suppliers	1,289,133	-
Prepayments and other receivables	(4,568,639)	(8,775,985)
Amount due from a related party	885,886	7,691,900
Amount due to related parties	-	(1,557,682)
Inventories	(18,990,697)	(11,753,127)
Accounts payable	9,857,431	7,049,819
Deferred government grants	256,932	11,637
Other payables and accrued liabilities	13,135,351	1,394,691
Income taxes payable	(223,682)	156,744
Net cash flows used in operating activities	(9,769,741)	(5,577,425)

Cash flows from investing activities
Acquisitions of property, plant and equipment	(9,796,130)	(7,297,901)
Proceeds from sale of long-term investment	-	10,453,475
Payment for long-term investment	(321,067)	-
Net cash flows (used in) provided by investing activities	(10,117,197)	3,155,574

Cash flows from financing activities
Proceeds from short-term loans	21,427,063	8,797,727
Repayments of short-term loans	(5,866,424)	(17,594,229)
Proceeds from a related party	6,031,465	-
Proceeds from non-financial institution borrowings	-	10,306,243
Repayments of non-financial institution borrowings	(1,528,888)	(3,828,033)
Proceeds from notes payable	86,130,613	62,193,463
Repayments of notes payable	(82,740,379)	(48,408,417)
Proceeds from exercise of employee options	-	635,484
Net cash flows provided by financing activities	23,453,450	12,102,238
Effect of foreign currency translation on cash and restricted cash	(4,418,275)	2,591,502
Net (decrease) increase in cash and restricted cash	(851,763)	12,271,889
Cash and restricted cash - beginning of period	40,456,117	20,538,033
Cash and restricted cash - end of period	39,604,354	32,809,922

Supplemental disclosures for cash flow information:
Cash paid for:
Income taxes	2,114,573	1,464,592
Interest expenses	1,285,288	1,402,447
Non-cash transactions
Shares issued for legal case settlement	212,500	-
Offset of deferred government grant and property, plant and equipment	66,398	171,403